Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Legg Mason Partners Premium Money Market Trust

We consent to the use of our reports, dated October 24, 2008, incorporated herein by reference, with respect to Citi Premium Liquid Reserves and Citi Premium U.S. Treasury Reserves, each a series of the Legg Mason Partners Premium Money Market Trust, as of August 31, 2008, and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York
December 23, 2008